EXHIBIT 99.1

AMERICAN CLAIMS EVALUATION, INC.

REPORTS FOURTH QUARTER AND YEAR END RESULTS

JERICHO, NY, June 24, 2008: American Claims Evaluation, Inc. (the “Company”) (NASDAQ:AMCE) announced a net loss of $671,809 ($.14 net loss per share) for the year ended March 31, 2008 as compared to a net loss of $311,023 ($.07 net loss per share) for the year ended March 31, 2007.

As previously announced, the Company entered into a non-binding letter of intent with the President of its wholly-owned subsidiary, RPM Rehabilitation & Associates, Inc. (“RPM”), to sell all of the of outstanding shares of RPM’s common stock in exchange for cash and an additional amount contingent upon the future earnings of RPM. Accordingly, RPM is being reflected as a discontinued operation.

	Three Months Ended		Years Ended
	03/31/08	03/31/07	03/31/08	03/31/07
	(Unaudited)		(Unaudited)
Revenues	$—	$—	$—	$—
Operating loss from continuing operations	(195,232)	(188,717)	(990,113)	(688,242)
Loss before discontinued operations	(131,857)	(97,991)	(659,086)	(318,760)
Net loss	$(131,537)	$(101,180)	$(671,809)	$(311,023)
Net loss per share:
From continuing operations - basic and diluted	$(0.03)	$(0.02)	$(0.14)	$(0.07)
From discontinued operations - basic and diluted	$—	$—	$—	$—
Weighted average shares – basic and diluted	4,761,800	4,761,800	4,761,800	4,761,800

During the year ended March 31, 2008, the Company recognized stock compensation expense totaling $285,000 based on the fair value of stock options granted under the provisions of Statement of Financial Accounting Standards No. 123R.

The Company has also previously announced it has entered into a non-binding letter of intent to acquire substantially all the assets and business of a privately-held New York-based company providing a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.